Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Assoc. Director, Corporate Communications (919) 941-9777, Extension 266

INSPIRE REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

- Second Quarter 2010 AZASITE® Revenue Increased 27% from Second Quarter 2009 -

DURHAM, NC - August 5, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the second quarter ended June 30, 2010, reporting a net loss of $8.8 million or ($0.11) per share, an improvement from the second quarter of 2009 during which the Company incurred a net loss of $9.5 million or ($0.17) per share.

Total revenue for the second quarter of 2010 was $27.3 million, as compared to $23.1 million for the second quarter of 2009, reflecting an increase of 18%. Revenue from AZASITE® (azithromycin ophthalmic solution) 1% totaled $9.6 million in the second quarter of 2010, an increase of 27% compared to $7.6 million recognized in the second quarter of 2009.

Total product co-promotion and royalty revenue, comprised of royalty revenue from net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% and co-promotion revenue from net sales of ELESTAT® (epinastine HCl ophthalmic solution) 0.05%, was $17.7 million for the second quarter of 2010 compared to $15.5 million in the second quarter of 2009, reflecting an increase of 14%. Royalty revenue for the second quarter of 2010 from RESTASIS was $11.2 million as compared to $8.9 million in the second quarter of 2009. Co-promotion revenue from ELESTAT in the second quarter of 2010 was $6.5 million as compared to $6.6 million in the second quarter of 2009.

Total revenue for the six months ended June 30, 2010 was $49.3 million, which represented a 32% increase over total revenue of $37.4 million for the same period in 2009. Total revenue for the six months ended June 30, 2010 was comprised of $31.0 million of co-promotion and royalty revenue on net sales of RESTASIS and ELESTAT and $18.3 million of AZASITE revenue, as compared to $23.6 million and $13.8 million, respectively, recognized for the six months ended June 30, 2009.

Operating expenses for the second quarter of 2010 totaled $35.9 million, as compared to $31.9 million for the same period in 2009, reflecting an increase of 12.5%. The increase in second quarter 2010 operating expenses, as compared to 2009, was primarily due to management changes and the related compensation charges, as well as an increase in cost of sales, primarily associated with increased AZASITE sales volume.

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703
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Operating expenses for the six months ended June 30, 2010 were $72.4 million, as compared to $64.9 million for the same period in 2009. The increase in six month 2010 operating expenses, as compared to 2009, relates to increased administrative expenses associated with management changes and the related compensation charges, including CEO transition costs of approximately $5 million, as well as an increase in cost of sales primarily resulting from increased AZASITE sales volume.

For the second quarter ended June 30, 2010, the Company reported a net loss of $8.8 million, or ($0.11) per common share, as compared to a net loss of $9.5 million, or ($0.17) per common share, for the same period in 2009. The net loss for the six months ended June 30, 2010 was $23.6 million, or ($0.29) per common share, as compared to a net loss of $28.9 million, or ($0.51) per common share for the same period in 2009. Cash, cash equivalents and investments totaled $106.2 million at June 30, 2010, reflecting a $9.0 million utilization of cash and investments during the second quarter of 2010 and a $22.9 million utilization of cash and investments during the first half of 2010.

“We are pleased to be able to deliver another solid quarter from an overall financial perspective and remain focused on executing with excellence against our core 2010 objectives, in particular in the Commercial and Research and Development areas,” said Adrian Adams, President and CEO of Inspire. “We are continuing to make measured investments in important areas of the business and, with recent organizational changes, we are structuring the organization with a view toward success and shareholder value creation as we journey toward potentially exciting and transformational milestones, in particular related to our denufosol cystic fibrosis program.”

Recent Updates Include (May 3, 2010 through August 5, 2010):

Ophthalmic Research & Development

•

Amended the Development, License and Supply Agreement with Santen Pharmaceutical Co., Ltd., related to diquafosol in the Japanese market and nine other Asian countries; Inspire will now be relieved of its supply obligations and will be entitled to receive payments based upon a tiered royalty rate on net sales of DIQUAS™ Ophthalmic Solution 3% (diquafosol tetrasodium) in Japan, with a minimum rate in the high single digits and a maximum rate in the low double digits.

Pulmonary Research & Development

•	Initiated a small safety and tolerability clinical trial of denufosol tetrasodium in cystic fibrosis (CF) patients ages 2-4 years old (Trial 08-116);

•

Presented data at the American Thoracic Society (ATS) 2010 International Conference suggesting that denufosol, based on its potential to reach the small airways in the lungs, may hold promise as an early intervention treatment for CF; and

•	Presented data at the 33rd Annual European Cystic Fibrosis Society (ECFS) Conference discussing denufosol’s potential benefit to adolescent CF patients and patients on minimal

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703
Telephone 919.941.9777 — Fax 919.941.9797

pharmacotherapies.

Commercial Operations

•	Increased second quarter 2010 AZASITE prescription volume by approximately 32% over the second quarter of 2009.

Corporate

•

Initiated a series of planned organizational changes, including revised job responsibilities, and the addition of experienced senior leadership positions in key areas that are designed to position the organization for short, medium and long-term success; and

•	Entered into a lease for a new corporate headquarters in Raleigh, North Carolina.

Revised Financial Outlook for 2010

•	Inspire expects to record 2010 aggregate revenue in the range of $100-$111 million, which is unchanged from previous guidance.

•

Total 2010 operating expenses are now expected to be within the narrower range of $145-$159 million, reflecting a reduction from previous guidance, which was $145-$169 million. Specific operating expense category guidance is expected to be as follows: cost of sales of $13-$18 million, which is unchanged from previous guidance; research and development of $48-$60 million, which was previously $60-$70 million; selling and marketing of $48-$53 million, which is unchanged from previous guidance; and general and administrative expenses of $27-$32 million, which is unchanged from previous guidance. Included within this operating expense guidance are projected stock-based compensation costs of approximately $8-$12 million, which is unchanged from previous guidance.

•

Cash utilization is now expected to be in the range of $53-$65 million, reflecting a reduction from previous guidance, which was $58-$73 million. Cash utilization guidance continues to incorporate $20 million of principal debt repayment.

Inspire will host a conference call and live webcast with an accompanying slide presentation to discuss its second quarter 2010 financial results on Thursday, August 5, 2010 at 8:00 a.m. ET. The live webcast, slide presentation and replay will be available on Inspire’s website at www.inspirepharm.com. The webcast will include audio of the conference call and a slide presentation to be reviewed during the call. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 88702441. A telephone replay of the conference call will be available until August 12, 2010. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 88702441.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. The most advanced compounds in

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703
Telephone 919.941.9777 — Fax 919.941.9797

Inspire’s clinical pipeline are denufosol tetrasodium for cystic fibrosis and PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for dry eye, which are both in Phase 3 development, and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the ability of the Company to move towards profitability; whether or not 2010 will be productive; the ability of the Company to remain focused on executing with excellence against its core 2010 objectives, in particular in the Commercial and Research and Development areas; that the Company will succeed and create shareholder value; the Company achieving any exciting and transformational milestones, including those relating to its denufosol cystic fibrosis program; the amount of royalties, if any, received in relation to net sales of DIQUAS; the timing or outcome of the denufosol trial studying 2-4 year olds; the potential of denufosol to reach the small airways in the lungs and act as an early intervention treatment for cystic fibrosis; the potential of denufosol tetrasodium to benefit adolescent CF patients and patients on minimal pharmacotherapies; the ability of the Company’s organizations changes, including planned future changes, to position the organization for short, medium or long-term success; the timing associated with the Company’s move to new corporate headquarters; the amount of revenues to be recorded by the Company in 2010; 2010 total operating expenses; 2010 cost of sales; 2010 selling and marketing expenses; 2010 general and administrative expenses; 2010 research and development expenses; 2010 stock-based compensation costs; cash utilization by the Company in 2010, including the amount of principal repayment on the Company’s outstanding debt; and the Company’s ability to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the introduction of a generic form of epinastine, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703
Telephone 919.941.9777 — Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Product sales, net	$9,621	$7,587	$18,317	$13,773
Product co-promotion and royalty	17,651	15,464	31,023	23,609

Total revenue	27,272	23,051	49,340	37,382

Operating expenses:
Cost of sales	3,694	2,284	6,709	4,245
Research and development	11,799	13,557	21,392	25,824
Selling and marketing	12,342	11,789	26,036	24,809
General and administrative	8,064	4,233	18,300	8,053
Restructuring	—	48	—	1,979

Total operating expenses	35,899	31,911	72,437	64,910

Loss from operations	(8,627)	(8,860)	(23,097)	(27,528)
Other income/(expense):
Interest income	156	159	325	319
Interest expense	(382)	(810)	(868)	(1,709)
Gain on investments	5	—	5	—

Other income/(expense), net	(221)	(651)	(538)	(1,390)

Net loss	$(8,848)	$(9,511)	$(23,635)	$(28,918)

Basic and diluted net loss per common share	$(0.11)	$(0.17)	$(0.29)	$(0.51)

Weighted average common shares used in computing basic and diluted net loss per common share	82,733	56,687	82,568	56,683

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703
Telephone 919.941.9777 — Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	June 30, 2010	December 31, 2009
Cash, cash equivalents and investments	$106,165	$129,099
Trade receivables	22,305	22,682
Inventories, net	904	1,717
Total assets	151,906	178,770
Working capital	83,123	85,412
Debt, including current portion	15,400	25,175
Total stockholders’ equity	102,927	119,168
Shares of common stock outstanding	82,822	82,346

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4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703
Telephone 919.941.9777 — Fax 919.941.9797